NON-MANAGEMENT DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

Grant Date:                            <<Grant Date>>

Grantee (“Non-management Director”):                <<Participant Name>>

Aggregate Number of Units Subject to Award:            <<Number_Restricted_Units>>

This RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is made as of <<Grant Date>>, between HALLIBURTON COMPANY, a Delaware corporation (the “Company”), and <<Participant Name>> (“Non-management Director”).

1.	Award.

(a)
Units.    Pursuant to the Halliburton Company Stock and Incentive Plan (the “Plan”), Non-management Director is hereby awarded the aggregate number of units subject to award set forth above evidencing the right to receive an equivalent number of shares of Halliburton Company common stock, par value $2.50 per share (“Stock”), subject to the conditions of this Agreement. The units granted pursuant to this Agreement that are subject to Forfeiture Restrictions (as defined below) are referred to as the “Restricted Stock Units”.

(b)
Plan Incorporated. Non-management Director acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Stock Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.	Terms of Restricted Stock Units. Non-management Director hereby accepts the Restricted Stock Units and agrees with respect thereto as follows:

(a)
Forfeiture of Restricted Stock Units. Upon termination of Board service, the Non‐management Director shall, for no consideration, forfeit all Restricted Stock Units that have not previously vested or become vested pursuant to Section 2(c) below.

(b)
Assignment of Restricted Stock Units Prohibited. The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, encumbered, disposed of, or otherwise transferred, except by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or similar order.

(c)
Vesting of Restricted Stock Units. The Restricted Stock Units shall vest in accordance with the following schedule provided that Non‐management Director has served continuously on the Board from the date of this Agreement through the applicable vesting date:

Vesting Date	Percentage of Total Number of Restricted Stock Units Vesting
First Anniversary of the date of this Agreement	25%
Second Anniversary of the date of this Agreement	25%
Third Anniversary of the date of this Agreement	25%
Fourth Anniversary of the date of this Agreement	25%

Notwithstanding the foregoing, the Restricted Stock Units shall become full vested upon the earliest to occur of a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code and related guidance) due to the following:

1.	Non‐management Director’s death or disability while serving as a member of the Board;

2.	Failure of the Non‐management Director to be re‐elected to the Board after being duly nominated;

3.	Retirement from the Board pursuant to the then existing Company policy for mandatory director retirements (mandatory retirement as of the date of this Agreement is age seventy‐two);

4.	Early retirement from the Board after four years of service; or

5.	Removal from the Board or failure to be duly nominated for re‐election to the Board, in either event, following a Corporate Change.
Notwithstanding the foregoing, the Board may, at its sole discretion, accelerate the vesting of the Restricted Stock Units.

(d)
Shareholder Rights. The Non-management Director shall have no rights to dividends or any other rights of a shareholder with respect to shares of Stock subject to this award of Restricted Stock Units unless and until such time as the award has been settled by the transfer of shares of Stock to the Non-management Director. Non‐management Director shall have the right to dividend equivalents with respect to the Restricted Stock Units for the period beginning on the date the Restricted Stock Units were granted and ending on the date that Stock is delivered to the Non-management Director in settlement of such Restricted Stock Units.

(e)
Settlement and Delivery of Stock. Payment of Restricted Stock Units that vest shall be made as soon as administratively practicable, but no later than 60 days after vesting. Settlement will be made by payment in shares of Stock in accordance with the Plan or, if the Restricted Stock Units have been deferred, in accordance with the terms of the relevant deferral plan.

Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Stock to comply with any such law, rule, regulation or agreement.

3.
Relationship. For purposes of this Agreement, Non‐management Director shall be considered to be of service as a Director to the Company as long as Non‐management Director remains an active Director of the Company, or any successor corporation. Any question as to whether and when there has been a termination of such service, and the cause of such termination, shall be determined by the Committee administrating the Plan, or its delegate, as appropriate, and its determination shall be final.

4.
Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee as set forth in the Plan or, to the extent delegated, in its delegate, pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.

5.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Non-management Director.

6.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized as of the date first above written.

HALLIBURTON COMPANY

By

Jeffrey A. Miller
President and Chief Executive Officer

I HEREBY AGREE TO THE TERMS AND CONDITIONS SET FORTH IN THIS RESTRICTED STOCK UNIT AGREEMENT DATED <<Grant Date>>.

<<Electronic Signature>>

<<Acceptance Date>>

RSUDIR817